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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Monster Worldwide, Inc.
New York, New York

We hereby consent to the incorporation by reference, in the previously filed open Registration Statements on Forms S-3 and S-8 (Nos. 333-81843, 333-63631, 333-50699, 333-18937, 333-63499, 333-88193, 333-75031, 333-93065, 333-70795, 333-83131, 333-96101, 333-61400, 333-71062, 333-109598, 333-115007 and 333-116004) of Monster Worldwide, Inc., of our report dated February 18, 2005, relating to the consolidated financial statements and the effectiveness of Monster Worldwide, Inc.'s internal control over financial reporting, which appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ BDO SEIDMAN, LLP BDO Seidman, LLP
New York, New York March 1, 2005

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  Exhibit 23.1